Exhibit 99


                  [General Signal Letterhead]


                                               February 1, 1996


          GENERAL SIGNAL ADOPTS SHAREHOLDER RIGHTS PLAN


          STAMFORD, CT, February 1 -- General Signal Corpora-tion announced today that its board of directors unanimously adopted a Shareholder Rights Plan to replace its expiring rights plan. Under the plan, Rights to purchase shares of Com-mon Stock will be distributed as a dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on March 21, 1996.

          The Rights are not being distributed in response to any effort to acquire control of General Signal, and the board is not aware of any such effort.

          Each Right will entitle stockholders of General Sig-nal to buy one share of Common Stock at an exercise price of $150. The Rights would be exercisable, and would detach from the shares of Common Stock, only if a person or group were to acquire 20 percent or more of General Signal's outstanding Com-mon Stock, or were to announce a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 20 percent or more of General Signal's Common Stock.

          Upon a person or group without prior approval of the board acquiring 20 percent or more of General Signal's Common Stock, each right would entitle the holder (other than such an acquiring person or group) to purchase shares of General Signal Common Stock (or, in certain circumstances, common stock of the acquiring person) with a value of twice the Right's exercise price upon payment of the Right's exercise price.

          General Signal will be entitled to redeem the Rights a $.01 per right at any time until the close of business on the tenth day after the Rights become exercisable. The Rights will expire at the close of business on March 21, 2006.

          Details of the Rights Plan are outlined in materials that will be mailed to all shareholders.


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General Signal Corporation, with 1995 sales of $1.86 billion, is a leading equipment manufacturer for the process control, electrical, and industrial technology industries.